Exhibit 99.1

Everspin Reports Fourth Quarter and Fiscal Year 2019 Financial Results

Revenue at High-End of Guidance with 54% Gross Margin

CHANDLER, Ariz.--(BUSINESS WIRE)--March 12, 2020--Everspin Technologies, Inc. (Nasdaq: MRAM), the market leader in MRAM, today announced financial results for the fourth quarter ended December 31, 2019.

Fourth Quarter and Recent Highlights

  Fourth quarter total revenue of $9.7 million was up 5% sequentially and at the high-end of guidance
  Ended year with cash and equivalents of $14.5 million
  Implemented restructuring to accelerate path to profitability
  Achieved second data center OEM qualification of 1Gb STT-MRAM
  Announced development of STT-MRAM for Industrial and IoT applications
  Signed joint development agreement extension with GLOBALFOUNDRIES for development of 12nm MRAM

“We ended 2019 on a strong quarter of progress in a year in which the semiconductor industry faced broad cyclicality, exacerbated by protracted global trade tensions in our core industrial market,” stated Kevin Conley, Everspin’s President and CEO. “Fourth quarter revenue increased sequentially and was supported by improved costs and reduced OpEx. Revenue was at the high-end of guidance, driven by another quarter of record STT-MRAM revenue and continued growth for Toggle products. Our quarterly loss per share, excluding a one-time restructuring charge, was also well above our guidance.

“Building on our successful spending reductions in 2019, Everspin recently implemented a restructuring plan that fully supports our strategic objectives while capturing significant savings in 2020, thereby accelerating our path toward achieving cash flow breakeven by year-end. With the confidence we have in our cash position and business outlook, we have suspended use of the at-the-market (ATM) facility we put in place last year.

“Additionally, we continue to meaningfully advance new and existing engagements for our 1Gb STT-MRAM device through a combination of successful customer qualifications and partnerships in the enterprise server and storage ecosystem. Everspin secured an additional data center design win for our 1Gb STT-MRAM and continued to see significant quarter-over-quarter growth in our Toggle MRAM design wins. With this growing pipeline and interest for our expanding portfolio of MRAM solutions, combined with our improved margins, we are increasingly well positioned to drive profitable growth and value for our shareholders.”

Fourth Quarter and Full Year Results

Total revenue for the fourth quarter of 2019 was $9.7 million, compared to $9.2 million in the previous quarter and $12.3 million in the fourth quarter of 2018. For the full year 2019, total revenue was $37.5 million, compared to $49.4 million in 2018, which included $9.9 million in licensing, royalty and other revenue.

Gross margin for the fourth quarter of 2019 increased to 53.6%, compared to 47.4% in the previous quarter and 44.2% in the fourth quarter of 2018. Full year 2019 gross margin was 48.9%, compared to 51.3% in 2018.

Operating expenses for the fourth quarter of 2019 were $8.2 million, which included $0.8 million in one-time restructuring charges, compared to $7.9 million in the prior quarter and $8.8 million in the fourth quarter of 2018. For the full year 2019, operating expenses were $32.7 million, including the fourth quarter one-time restructuring charge, compared to $42.7 million in 2018.

GAAP net loss for the fourth quarter of 2019 was $3.1 million, or ($0.17) per share, based on 17.7 million weighted-average shares outstanding. Fourth quarter 2019 GAAP results included the $0.8 million restructuring charge as well as approximately $1.1 million of stock-based compensation expense. This compared to a net loss of $3.7 million, or ($0.21) per share, in the third quarter of 2019 and a net loss of $3.5 million, or ($0.20) per share, in the fourth quarter of 2018.

For the full year 2019, GAAP net loss was $14.7 million, or ($0.85) per share, based on 17.3 million weighted-average shares outstanding, which included the $0.8 million fourth quarter restructuring charge as well as approximately $3.6 million of stock-based compensation expense. For the full year 2018, GAAP net loss was $17.8 million, or ($1.08) per share.

Cash and cash equivalents as of December 31, 2019 were $14.5 million, compared to $14.8 million at the end of the third quarter of 2019. During the quarter, the Company issued 0.5 million new shares through its at-the-market equity facility, resulting in net proceeds $2.6 million.

Business Outlook

For the first quarter of 2020, Everspin expects total revenue in the range of $9.5 million and $9.9 million. GAAP net loss is expected to range between ($0.15) and ($0.11) per share, and non-GAAP net loss, which excludes stock-based compensation expense, is expected to range between ($0.09) and ($0.05) per share based on a weighted-average share count of 18.1 million shares outstanding. This compares to a GAAP loss per share of ($0.25) in the first quarter of 2019 on $10 million of revenue, highlighting the significant progress made over the past year on cost reduction initiatives to drive increased operating leverage and improve the Company’s bottom-line results.

Conference Call

Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 9787074. International callers may join the call by dialing +1-661-378-9932, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call through March 19, 2020. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 9787074. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM) for Industrial IoT and Data Center applications, delivering unprecedented performance, non-volatility, endurance and reliability for applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin is transforming the memory market with the largest and most diverse foundation of MRAM customers. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risks set forth in Everspin’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2019, under the caption “Risk Factors.” Subsequent events may cause these expectations to change, and Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

EVERSPIN TECHNOLOGIES, INC. Condensed Balance Sheets (In thousands, except share and per share amounts) (Unaudited)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$14,487	$23,379
Accounts receivable, net	5,799	7,522
Inventory	7,863	9,097
Prepaid expenses and other current assets	539	688
Total current assets	28,688	40,686
Property and equipment, net	3,479	4,286
Right-of-use assets	3,132	—
Other assets	73	73
Total assets	$35,372	$45,045

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,873	$2,637
Accrued liabilities	2,727	5,001
Current portion of long-term debt	670	5,977
Operating lease liabilities	1,582	—
Other liabilities	42	—
Total current liabilities	7,894	13,615
Long-term debt, net of current portion	7,149	6,509
Operating lease liabilities, net of current portion	1,840	—
Total liabilities	16,883	20,124
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2019 and December 31, 2018	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 18,081,753 and 17,095,456 shares issued and outstanding as of December 31, 2019 and December 31, 2018	2	2
Additional paid-in capital	167,149	158,912
Accumulated deficit	(148,662)	(133,993)
Total stockholders’ equity	18,489	24,921
Total liabilities and stockholders’ equity	$35,372	$45,045

EVERSPIN TECHNOLOGIES, INC. Condensed Statements of Operations and Comprehensive Loss (In thousands, except share and per share amounts) (Unaudited)

	Year Ended December 31,
	2019	2018
Product sales	$34,595	$39,514
Licensing, royalty, and other revenue	2,908	9,903
Total revenue	37,503	49,417
Cost of sales	19,172	24,083
Gross profit	18,331	25,334
Operating expenses:[1]
Research and development	14,183	23,637
General and administrative	12,414	12,551
Sales and marketing	5,364	6,467
Restructuring	782	—
Total operating expenses	32,743	42,655
Loss from operations	(14,412)	(17,321)
Interest expense	(747)	(890)
Other income, net	490	457
Net loss and comprehensive loss	$(14,669)	$(17,754)
Net loss per common share, basic and diluted	$(0.85)	$(1.08)
Weighted-average shares used to compute net loss per common share, basic and diluted	17,317,042	16,372,638

[1]Operating expenses includes stock-based compensation as follows:
Research and development	$736	$492
General and administrative	2,460	1,811
Sales and marketing	358	365
Total stock-based compensation	$3,554	$2,668

EVERSPIN TECHNOLOGIES, INC. Condensed Statement of Cash Flows (In thousands) (Unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(14,669)	$(17,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,694	1,450
Loss on disposal of property and equipment	20	19
Stock-based compensation	3,554	2,668
Non-cash gain on warrant revaluation	(3)	—
Non-cash interest expense	290	375
Compensation expense related to vesting of common stock to GLOBALFOUNDRIES	—	753
Changes in operating assets and liabilities:
Accounts receivable	1,723	(3,816)
Inventory	1,234	694
Prepaid expenses and other current assets	149	(98)
Accounts payable	202	(178)
Accrued liabilities	(2,210)	1,253
Operating lease liabilities	(100)	—
Shipping term reversal	—	(39)
Net cash used in operating activities	(8,116)	(14,673)
Cash flows from investing activities
Purchases of property and equipment	(861)	(1,914)
Net cash used in investing activities	(861)	(1,914)
Cash flows from financing activities
Proceeds from the issuance of common stock, net of offering costs	—	24,524
Proceeds from debt	—	1,000
Payments on debt	(4,840)	(1,000)
Payments of debt issuance costs	(80)	—
Payments on finance lease obligation	(11)	(11)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	282	2,503
Proceeds from issuance of common stock in at-the-market offering, net of issuance costs	4,734	—
Net cash provided by financing activities	85	27,016
Net (decrease) increase in cash and cash equivalents	(8,892)	10,429
Cash and cash equivalents at beginning of period	23,379	12,950
Cash and cash equivalents at end of period	$14,487	$23,379
Supplementary cash flow information:
Interest paid	$480	$504
Cash paid for taxes	$48	$30
Operating cash flows paid for operating leases	$1,693	$—
Financing cash flows paid for finance leases	$11	$—
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating leases	$23	$—
Increase of right-of-use asset and lease liability due to lease modification	$895	$—
Purchase of property and equipment in accounts payable and accrued liabilities	$57	$11
Modification of warrant	$36	$—
Issuance of warrant with debt	$—	$43

Contacts

Everspin Investor Relations Contact:
Leanne K. Sievers, President
Shelton Group Investor Relations
T: 949-224-3874
E: sheltonir@sheltongroup.com